EXHIBIT 99.1

The Citizens Bank of Philadelphia announces CEO retirement.

The Citizens Bank of Philadelphia announced today that it’s long serving President and CEO, Greg Mckee will retire on January 31, 2023. He will continue as a member of the Board of Directors.

Mckee will remain as President and CEO of Citizens Holding Company and a member of that Board of Directors.

This announcement is made at the conclusion of a diligent and thorough succession search that was done by a nationally recognized executive search firm engaged by the Bank’s Board of Directors. It is anticipated that a public announcement regarding the appointment of a new Chief Executive Officer of the bank will be made within the next two weeks.

Mckee joined the Bank in 1982 and has been President and CEO since 2002.

McKee stated “I am very appreciative of the loyalty and support of employees, customers, and shareholders. Without that, my career, and the things that have been accomplished would be considerably different. I look forward to the successes and accomplishments that the Bank and its management will achieve in the future.”

“On behalf of the Board of Directors and our Shareholders, I would like to thank Greg for his decades of loyal service and servant leadership to this institution, enabling the Bank to grow and serve Mississippi communities across our footprint,” said Herbert King, Chairman of the Board. “During his over 20-year tenure, the bank’s assets have grown from $400 million to over $1.4 billion and has attracted and retained an outstanding group of leaders and staff that are dedicated to our mission.

Citizens Holding Company is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia, both headquartered in Philadelphia, Mississippi. The Bank currently has twenty-seven banking locations throughout the state of Mississippi. In addition to full service commercial banking, the Company offers mortgage loans, and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet services are available at the Bank web site, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the NASDAQ Global Market and is traded under the symbol CIZN. The Company's transfer agent is American Stock Transfer & Trust Company. Investor relations information may be obtained at the corporate website, www.citizensholdingcompany.com.

Contact:

Citizens Holding Company, Philadelphia
Phillip R. Branch, 601/656-4692
Phillip.branch@thecitizensbank.bank